SECURITY AGREEMENT

(PFI General — All-Inclusive Security Interest

Covering Personal Property)

(With Select Financing Provisions)

THIS SECURITY AGREEMENT (“this Agreement” or “Security Agreement”) is entered into on November 15, 2017 (“Effective Date”) by and between MagneGas Corporation, a Delaware corporation (“Debtor”), as lessee and debtor, with and for the benefit of Point Financial, Inc., an Arizona corporation (“Lessor”), its transferees, and assigns, as lessor and secured party. (The Lessor and each subsequent transferee of the Lease Agreement described below, whether taking by endorsement or otherwise, are herein successively called “Secured Party.” Debtor and Secured Party are referenced collectively as the “Parties” and individually as a “Party”.)

REPRESENTATIONS OF DEBTOR

A.	Secured Party has provided financial accommodations to Debtor in the form of a lease of personalty evidenced by that Equipment Lease Agreement of even date herewith (the “Lease Agreement”) by and between Secured Party, as lessor, and Debtor, as lessee. To secure payment of the Lease Agreement and performance of all of Debtor’s promises and undertakings in connection therewith, Debtor has agreed to grant first and prior blanket lien and security interests in favor of Secured Party on all of Debtor’s personal property except any and all Intellectual Property, whether now owned or hereafter acquired.

B.	To secure the Lease Agreement, among other things Secured Party has required that Debtor enter into this Security Agreement granting Secured Party a first and prior lien on all personal property of Debtor except any and all Intellectual Property (except for Permitted Liens, as defined below), whether now owned or hereafter acquired and wherever situated.

C.	Upon the Effective Date of this Agreement, (i) Debtor will be indebted to Secured Party, (ii) value will have been given to or for the benefit of Debtor under the Lease Agreement, and (iii) Debtor will have rights in the Collateral described below.

NOW, THEREFORE, in reliance upon the foregoing representations of Debtor, and in consideration of the following mutual agreements and other valuable consideration, the receipt and sufficiency of which are acknowledged, and intending to be legally bound, the Parties agree as follows:

AGREEMENTS

1. Certain Defined Terms.

1.1 “Collateral” as defined for purposes of this Agreement collectively includes all items/categories of personal property set forth in paragraph 2 below, including the items more specifically described in the attached Schedule 1 (if any).

1.2 “Obligations” as defined in paragraph 4 below.

1.3 References to the “UCC” mean the provisions of the Uniform Commercial Code in effect in Arizona (the “State”).

1.4 Defined or referenced terms which are capitalized and identified by a following asterisk (e.g., Accounts* as first used in Section 2, below) upon their first use herein shall have the respective meanings ascribed in the UCC unless the specific context indicates differently.

1.5 Other defined terms have the respective meanings ascribed in this Agreement, and such terms when defined are indicated by parentheses and bold print (e.g., “Collateral” as defined in Section 1.1, above).

1.6 As used hereinafter, “Debtor” shall mean, severally and collectively, MagneGas Corporation, a Delaware corporation, and each of its subsidiaries, whether now existing or hereafter established, and whether or not that subsidiary has signed a counterpart of this Agreement, and each of its affiliates that has signed a counterpart of this Agreement, whether now existing or hereafter established.

2. Collateral Covered by this Agreement. This Security Agreement applies to “Collateral”, meaning Debtor’s interests in and rights to: (i) all present and future Accounts* (including Health-Care Insurance Receivables*), Chattel Paper* (including all Tangible Chattel Paper* and any Electronic Chattel Paper*), all Goods* including those in the nature of Inventory* and Equipment* and any Software* imbedded therein, Instruments* (including Promissory Notes*), Investment Properties* and related Financial Assets*, Documents*, Letter of Credit Rights*, Deposit Accounts*, and General Intangibles* (including Payment Intangibles* and Software*); (ii) any specifically described Collateral set out on a Schedule 1 from time to time attached hereto (if attached, Schedule 1 must include any specifically described Commercial Tort Claim(s)* intended to be included in the Collateral), (iii) all present and future records, writings, papers and data kept or relating to any part or component of the Collateral, in all forms (written, photographic, microfilm, microfiche, electronic or otherwise, and the computer software and other media, together with its related hardware and equipment, as may be required to utilize, create, maintain, process and retrieve the same); and (iv) all present and future accessions, improvements, and additions thereto and all substitutions therefor, and all Supporting Obligations*, Products* and Proceeds* thereof, provided that any of Debtor’s rights or interests in any Intellectual Property shall not be deemed “Collateral” unless a non-cured Event of Default has occurred and is continuing.

3. Grant Security Interest. For valuable consideration, Debtor hereby grants to Secured Party a security interest in each and all of the Collateral to secure all Obligations.

4. Obligations Secured. This Security Agreement and the security interests granted hereby secure all of the following: (i) payment of all indebtedness, obligations and liabilities evidenced by or arising under the Lease Agreement and the other documents entered into by Debtor for the benefit of the Secured Party in connection with the Lease Agreement (collectively, the “Transaction Documents”), (ii) performance of all provisions, covenants, terms and conditions under this Agreement or the other Transaction Documents, (iii) all rents, payments, fees, costs and expenses owed under the Lease Agreement, or the Transaction Documents, and (iv) all extensions, renewals, modifications, amendments and replacements of the same (collectively, “Obligations”).

5. Performance under Transaction Documents and Perfection of Security Interest(s).

5.1 Debtor agrees to perform timely and fully all of its Obligations and to keep all promises to and agreements with Secured Party under all of the Transaction Documents. This is a continuing Security Agreement and all rights, powers and remedies will apply to all Obligations and it will continue in full force and effect until all such Obligations have been paid and performed in full regardless of any applicable statute of limitations pertaining to any Obligation, or until the same are released by Secured Party.

5.2 The security interests granted hereby and pursuant to the other Transaction Documents are intended to be a “blanket” interest in all property of Debtor except any Intellectual Property and in furtherance of that intent Debtor hereby grants to Secured Party a limited power of attorney while this Security Agreement shall be in effect, to complete and attach a Schedule 1 to this Security Agreement from time to time to specifically describe items of Collateral, including but not limited to Commercial Tort Claims in which Debtor at any time has an interest. Further, Debtor hereby irrevocably authorizes Secured Party to complete, file or record one or more financing statements or amendments thereto or continuations thereof pursuant to the UCC covering all Collateral under this Security Agreement. Debtor will pay or reimburse the cost of filing or recording the same in all public offices whenever and wherever such filing or recording is deemed necessary by Secured Party. Collateral may be described in greater or lesser detail in any filing than as set forth in this Security Agreement, to the fullest extent permitted under the UCC. Debtor will cooperate with and reasonably assist Secured Party (i) in obtaining acknowledgments from third parties holding Collateral of Secured Party’s beneficial lien and interest therein, (ii) in providing notices to all third party Account Debtors* of any of the Accounts receivable, and (iii) in obtaining control of all Collateral which is Deposit Accounts, Investment Property, Letter-of-Credit Rights or Electronic Chattel Paper. Debtor, upon written request, will promptly furnish any information pertinent thereto to Secured Party.

5.3 Debtor agrees further to take or permit Secured Party to take the following actions with respect to specific Collateral:

5.3.1 Promissory Notes and Tangible Chattel Paper. If Debtor holds or later acquires any Promissory Notes or Tangible Chattel Paper in excess of $100,000, Debtor will, upon the occurrence of a non-cured Event of Default, promptly endorse, assign and deliver the same to Secured Party, together with any endorsements, allonges, assignments or documents of assignment and transfer duly executed in blank as Secured Party specifies to and requests in writing from Debtor.

5.3.2 Collateral Held by Bailee(s). If any Goods or Inventory are or become in the possession of a bailee in excess of $100,000, Debtor will promptly obtain an acknowledgment from the bailee reasonably acceptable to Secured Party that such bailee holds the Goods as Collateral for the benefit of Secured Party pursuant to this Agreement and will recognize the security interest of and act upon instructions from Secured Party without further action or consent by Debtor.

5.3.3 Electronic Chattel Paper and Transferable Records. If Debtor at any time holds or acquires an interest in any Electronic Chattel Paper or any “transferable record” as defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act (“ESGNC”) or in Section 16 of the Uniform Electronic Transactions Act (“UETA”) as in effect in the State or any other state, in each case, in excess of $100,000, Debtor will promptly notify Secured Party and, upon the occurrence of a non-cured Event of Default, and at its election and written request, will take such commercially reasonable actions as may be requested to vest in the Secured Party “control” under the UCC of such Electronic Chattel Paper or control under Section 201 of ESGNC or Section 16 of UETA of such transferable record. In its discretion, Secured Party may permit Debtor to make alterations to such Electronic Chattel Paper or transferable record, provided that control of the same is maintained by Secured Party as provided above.

5.3.4 Letter-of-Credit Rights. If Debtor is or becomes a beneficiary under any Letter of Credit issued in favor of or assigned to Debtor in excess of $100,000, Debtor will promptly notify Secured Party and, at its election and written request, will take commercially reasonable efforts to either (i) arrange for the issuer and any confirming party of such letter of credit to consent to an assignment directly to Secured Party of the proceeds of any drawing under such Letter of Credit or (ii) arrange for Secured Party to become the transferee beneficiary of the Letter of Credit; both to be contingent upon the occurrence of a non-cured Event of Default.

5.3.5 Commercial Tort Claim(s). If Debtor now has or at any time acquires or has acquired a Commercial Tort Claim in excess of $100,000, Debtor will promptly notify Secured Party of the same, in an authenticated writing reasonably acceptable to Secured Party, setting out the nature of such Claim in sufficient detail to identify the same, and grant to Secured Party in that writing a security interest therein and all Proceeds thereof, incorporating the terms of this Agreement by reference.

5.3.6 Investment Property. If Debtor now or any time after holds or acquires any Certificated Securities* for its own benefit (and not as an accommodation to its shareholders) in excess of $100,000, upon the occurrence of a non-cured Event of Default, the Debtor will promptly endorse, assign, pledge and deliver the same to Secured Party, together with such instruments of assignment or transfer duly executed in blank and in form acceptable to Secured Party. If Debtor now or at any time after holds or acquires any Uncertificated Securities* or Commodities*, that are issued to or for the benefit or Debtor or its nominee directly by any issuer or seller thereof in excess of $100,000, Debtor will promptly notify and inform Secured Party thereof, and at Secured Party’s election and written request in any form reasonably acceptable to Secured Party either (i) cause the issuer or seller to agree to comply with instructions from Secured Party as to any such Investment Property, without further consent of Debtor or nominee, or (ii) upon the occurrence of a non-cured Event of Default, arrange for Secured Party to become the registered owner of the Investment Property. If any Investment Property, Certificated or Uncertificated, is held by or for Debtor or its nominee through a Securities Intermediary or Commodity Intermediary* in excess of $100,000, Debtor will promptly notify and inform Secured Party thereof, and at Secured Party’s election and written request in an agreement reasonably acceptable to Secured Party either, upon the occurrence of a non-cured Event of Default (x) cause the Securities or Commodity Intermediary to agree to comply with entitlement orders or other instructions directly from Secured Party concerning the Investment Property in question, or, as appropriate, to apply any value distributed on account of any Commodity Contract*, or (y) arrange for the Secured Party to become the entitlement holder with respect to such Investment Property, with the Debtor being permitted with Secured Party’s prior consent to exercise rights to withdraw or otherwise deal with such Investment Property. The foregoing will not apply to any Investment Property that is in a Securities or Commodity Account of which Secured Party itself is the Securities or Commodity Intermediary, as to which that particular Collateral is deemed pledged to and held by Secured Party.

5.3.7 Deposit Accounts. For any Deposit Account that Debtor has open or later opens or maintains, Debtor will at Secured Party’s written request cause the depositary Bank,* upon the occurrence and during the continuance of a non-cured Event of Default, to agree to comply at any time with instructions from Secured Party directing the disposition of such funds as are credited to or held in such Deposit Account, without further consent of Debtor. The forgoing provisions will not apply to (i) any Deposit Account for which Debtor, Secured Party and the depository Bank have entered into a particular cash collateral agreement, (ii) Deposit Accounts for which Secured Party itself is the depositary, (iii) Deposit Accounts specifically and exclusively designated and used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit or Debtor’s salaried employees, maintained in the ordinary course of Debtor’s business, and (iv) Deposit Accounts or securities accounts where the average daily balance over the prior ninety (90) days of the respective account has not exceeded $100,000. For the avoidance of doubt, Secured Party shall not issue a “Notice of Exclusive Control” (however defined under any deposit account control agreement) or withhold consent to Debtor with respect to withdrawal of funds unless (x) a non-cured Event of Default shall have occurred and be continuing or (y) such Bank shall have notified Secured Party of Bank’s intention to terminate such Deposit Account.

5.3.8 Other Actions as to Collateral. Debtor agrees with Secured Party to take or permit any commercially reasonable other actions requested by Secured Party in writing to ensure the attachment, perfection and first lien priority status of, and the unhindered ability of Secured Party to enforce the security interests, rights and remedies in any of the Collateral pursuant to this Agreement, any other Transaction Document or applicable law against Debtor, any other obligor or any Account Debtor (collectively, “Enforcement”), including (i) completing, executing, delivering and filing or recording, where appropriate, landlord lien waivers, financing statements, amendments thereto and continuations thereof to the extent deemed necessary or advisable by Secured Party, (ii) causing Secured Party’s name to be duly noted as secured party on any certificate of title for a titled good if and as required by applicable federal or State/state law if the same notation is required or advisable as a condition to Enforcement, (iii) complying in all material respects with any applicable provision of any law, rule, regulation or any treaty of the United States as to any Collateral if such compliance is a condition to Enforcement, (iv) obtaining necessary governmental and other third-party consents and approvals, including that of any licensor, lessor or other person obligated on the Collateral or on account of the Lease, (v) obtaining waivers from landlords or other secured parties or any Account Debtor obligated on an Account receivable in form reasonably acceptable to Secured Party upon written request from Secured Party, and (vi) Debtor waiving any claim of marshaling other collateral for the Obligations.

5.3.9 Negative Pledge. Debtor covenants and agrees with Secured Party that while this Agreement is in effect, Debtor shall not, without the prior written consent of Secured Party: (1) create or grant to any person or entity, except Secured Party, any lien, security interest, encumbrance, cloud on title, mortgage, pledge or similar interest in any of the Debtor’s Intellectual Property (as defined below) or (2) enter into a negative pledge agreement, or similar agreement, affecting the rights of the Intellectual Property with any other party.

As used herein, Intellectual Property means:

Debtor’s interests and rights to (a) all domestic and foreign patents, patent applications, patent rights, patent licenses (including any United States Patent and Trademark Office (“PTO”) application or registration number and file jacket number and assigned date), all related fees, income and royalties, rights to sue for any infringement thereof, and all reissues, divisions, continuations, renewals, extensions and continuations-in-art thereof; (b) all state (common law or otherwise), federal or foreign trademarks, service marks, collective membership marks, slogans, trade names, all applications therefor (excluding however any application to register any such item prior to the filing under applicable law of a verified statement of use or its equivalent for the same, if the creation of a security interest therein would void or invalidate the same), all rights thereto and licenses thereof and all related income and royalties, all whether or not registered (but including any PTO application or registration number and file jacket number and assigned date), and all fees, goodwill of any business associated therewith or symbolized thereby, rights to sue for infringement or unconsented use thereof, and all reissues, extensions and renewals thereof; (c) all registered copyrights and copyright registrations or applications (identified, if possible, by title, author and any United States Copyright Office (“USCO”) registration number and assigned date), all present and future copyrights that are not registered but are entitled to be, any derivative works, all copyrightable or copyrighted materials, works, manuscripts, documents, tapes, disks or discs, storage media, computer programs and source or object codes, Software*, computer databases, flow diagrams, all tangible property evidencing the same; (d) all industrial designs, trade secrets, know-how, technology, information and processes and all other forms of intellectual and industrial property; (e) all Collateral described in the attached Schedule 1; (f) all General Intangibles* in any way related thereto to any of the foregoing sub-clauses (a), (b) (c); and (e); (ii) all records, writings, papers, and data kept or relating to any part or component of the Collateral, in all forms (written, photographic, microfilm, microfiche, electronic or otherwise, and the computer software and other media, together with its related hardware and equipment, as may be required to utilize, create, maintain, process and retrieve the same); (iii) all accessions, substitutions and additions thereto, and all Supporting Obligations*, cash and non-cash Proceeds* thereof, or royalties therefrom. Notwithstanding anything contained in this Agreement to the contrary, the term “Collateral” shall not include any United States intent-to-use trademark applications to the extent that the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law. If the Debtor obtains rights in or to any new or subsequent (a) United States copyright registrations or applications therefor, (b) patentable inventions or patent application or patent for any reissue, division or continuation of any patent, (c) trademarks or trademark renewals or extensions of any trademark registration, or (d) other “Intellectual Property” as defined and described herein, after the date of this Agreement, the same shall be included in the term “Intellectual Property” and the provisions of this Agreement will be applicable to the same as after-acquired Intellectual Property.

6. Relation to Other Transaction Documents. Nothing in any other Transaction Documents will derogate from or diminish any of the rights and remedies of Secured Party in this Agreement. Any non-cured “Event of Default” under any other Transaction Document will, at Secured Party’s election, constitute an actionable non-cured Event of Default under this Security Agreement and the Lease Agreement.

7. Warranties and Covenants of Debtor. Debtor expressly warrants and covenants that as of the date of this Agreement and continuously until the Obligations shall have been fully paid and performed:

7.1 Except for “Permitted Liens” (as so defined and further identified, if any, on Schedule 2 to this Agreement), Debtor owns (or to the extent that this Security Agreement extends to Collateral acquired after the Effective Date will own) or has (or will have) rights in the Collateral, in either case free from any adverse lien, other security interest or any other encumbrance or hypothecation, whether senior or subordinate to the lien and security interests arising under this Security Agreement. Debtor will take any commercially reasonable actions to defend the Collateral against all claims and demands of all persons at any time claiming the same or any interest therein.

7.2 [Reserved]

7.3 Debtor’s full and correct legal name is that used in this Agreement. Debtor is organized as a corporation under the laws of the State of Delaware, and if and as a “registered organization*” its registration/identification number is 4074115. Debtor’s current address for notices and principal place of business, or if Debtor has more than one place of business, its chief executive office, is that stated below for Notices. Debtor has the organizational power, authority and legal right to grant all security interests and otherwise enter into and perform under this Agreement and all other Transaction Documents, and has duly authorized the same.

7.4 Debtor will not change its legal name, its place(s) of business, its chief executive office location, its address for notice or its registered organization number without first (i) notifying Secured Party at least fifteen (15) days in advance of any such proposed change (or such shorter period reasonably acceptable to Secured Party), and (ii) confirming any such change upon occurrence by notice to Secured Party. Debtor may not change its type of organization, jurisdiction of organization or organization legal structure unless (a) Debtor has provided at least five (5) days’ prior written notice to Secured Party (or such shorter period reasonably acceptable to Secured Party) or (b) such change is in connection with Borrower’s initial public offering of common stock.

7.5 [Reserved]

7.6 Debtor will notify Secured Party of any change in the location of the Collateral, outside the ordinary course of business, within ten (10) days of any such change (other than temporary changes in location for maintenance or repair or Collateral in transit), and will not sell, lease, license, further encumber, or destroy the Collateral outside the ordinary course of business, without prior notice to and the written consent of Secured Party; provided, however, that Debtor shall be permitted to sell, lease, license, further encumber, destroy and/or remove the Collateral without prior notice to and without consent of Secured Party if and to the extent expressly permitted pursuant to the terms of the Lease Agreement.

7.7 Debtor will pay timely all taxes and assessments of every nature which may be levied or assessed against the Collateral before delinquency; provided that the failure to make any such payments shall not constitute a breach of this covenant unless the aggregate amount of such payments could reasonably be expected to exceed $100,000.

7.8 Until the Obligations (other than inchoate indemnification obligations) have been fully paid, performed, and satisfied, Debtor shall not grant any lien, encumbrance, or security interest in any part of the Collateral, or permit any lien, encumbrance, or security interest to exist in any of the Collateral, except for Permitted Liens and liens arising by operation of law to secure obligations not yet due and payable. Debtor will not permit the Collateral to be attached or replevied unless the execution or other enforcement of the liens related to such attachment or replevin is effectively stayed and claims secured thereby are actively contested in good faith by appropriate proceedings.

7.9 The Collateral is in good condition (ordinary wear and tear excepted) and Debtor will keep all material items of tangible Collateral in good repair and working order and from time to time (other than ordinary wear and tear), replace and repair all such parts of the Collateral as may be broken, worn out or damaged (unless such Collateral is determined by Debtor in the exercise of its reasonable commercial judgment to be obsolete or no longer used or useful in the business of Debtor) but without allowing any lien to be created upon the Collateral on account of such replacement or repairs other than Permitted Liens. Secured Party may examine and inspect the Collateral at any time (provided that, absent the continuance of a non-cured Event of Default, inspections by Secured Party shall be confined to normal business hours and upon reasonable notice), wherever located, and Debtor shall pay Secured Party’s reasonable costs in connection with each such examination/inspection provided that Debtor shall only be obligated to reimburse Secured Party for the cost of one examination/inspection per calendar year unless a non-cured Event of Default has occurred and is continuing.

7.10 Debtor will not use the Collateral or let it be used in violation of any applicable statutes, regulations, rules or ordinances, including those concerned with environmental or accessibility matters, except to the extent that any such violation could not reasonably be expected to have a material adverse effect on the ability of Debtor to fulfill its obligations under the Lease Agreement.

7.11 No third-party financing statement covering the Collateral is on file in any public office except for Permitted Liens and the financing statements (if any) identified on Schedule 2 hereto.

7.12 Debtor will maintain insurance on the Collateral against fire and such other hazards included within the term “all risks,” and in such form, in amounts and for such periods as Secured Party may reasonably require (provided that such insurance and amounts are customarily required for companies in Debtor’s industry that are similar in size and operating capacity as Debtor) and for the benefit of Debtor and Secured Party as their respective interests shall appear. The Debtor assigns to Secured Party all right to proceeds of any insurance not exceeding the Obligations, and directs any insurer to pay all proceeds directly to Secured Party and authorizes Secured Party to endorse any draft for such proceeds. Acceptable certificates of such policy or policies will be delivered to the Secured Party and the policies will be maintained with a company or companies reasonably acceptable to Secured Party. Debtor retains all “risk of loss” of the Collateral.

7.13 Debtor will permit Secured Party to inspect and examine Debtor’s books and records at any reasonable time during normal business hours and upon at least five (5) business days prior written notice to ascertain and verify actions taken or amounts due regarding the Collateral and the Obligations.

7.14 Collateral will not be misused or abused, wasted or destroyed, or allowed to deteriorate (except for ordinary wear and tear in its intended uses), except as permitted pursuant to the Lease Agreement.

7.15 Debtor will not create any Chattel Paper in excess of $100,000 without placing a legend on the Chattel Paper acceptable to Secured Party indicating that Secured Party has a security interest in the Chattel Paper, except to the extent that any creation could not reasonably be expected to have a material adverse effect on the ability of Debtor to fulfill its obligations under the Lease Agreement.

7.16 Each Account receivable in the Collateral represents a bona fide, existing, valid and legally enforceable indebtedness of the Account Debtor, free from any claim for credit, deduction, discount, allowance, dispute, defense, set off or counterclaim by any Account Debtor (other than any such claims, deductions, discounts, allowances, disputes, defenses, set offs or counterclaims that could not reasonably be expected to have a material adverse effect on the ability of Debtor to fulfill its obligations under the Lease Agreement), and will be kept and maintained by Debtor at its place of business set forth below for Notices.

7.17 With respect to any Inventory:

7.17.1 Debtor will maintain records in the ordinary course of business regarding all Inventory, and Debtor will promptly advise Secured Party of any material change of the type, quantity or quality of the Inventory that would reasonably be expected to have a substantial effect on the value of the Inventory as part of the Collateral or on the Secured Party’s security interest therein. As to all sales of Inventory to a customer or Account Debtor where such sales constitute a material fraction of Debtor’s aggregate Inventory sales, whether for cash or resulting in Accounts receivable, Debtor will promptly advise Secured Party of any substantial or material change in any such customers’ or Account Debtors’ name, organization, mailing address, principal place of business or location of delivered Inventory.

7.17.2 Unless a non-cured Event of Default shall have occurred and be continuing, Debtor may process and dispose of Inventory in its regular course of business and as otherwise permitted pursuant to the Lease Agreement; provided that all Proceeds and Accounts receivable are encumbered by this Agreement in first priority position in favor of Secured Party (except as otherwise provided for herein and in the Lease Agreement). At and after the reasonable written request of Secured Party, all invoices from the sale, exchange, licensing or other transfer of Inventory, whether for cash or resulting in any Account receivable, will be promptly provided in original or identical copy to Secured Party by Debtor.

7.18 Financial Reporting. Within thirty (30) calendar days after the end of each calendar month following the date of this Agreement, Debtor will provide Secured Party with company-prepared, unaudited financial statements for Debtor, including statements of income, financial position, and cash flow for the calendar month, at its end, and calendar year-to-date. In addition, Debtor will provide Secured Party with annual consolidated and consolidating financial statements for Debtor, including statements of income, financial position, and cash flow, which shall be delivered within one hundred eighty (180) days after Debtor’s fiscal year end together with an audit report thereon bearing an audit opinion unqualified as to scope of independent certified public accountants reasonably acceptable to Secured Party.

7.19 No Additional Debt. Except for “Permitted Debt,” Debtor will not incur any Indebtedness or permit any Indebtedness to continue without Secured Party’s express, prior written approval, which approval shall not be unreasonably withheld. “Indebtedness” shall mean (a) obligations for borrowed money, (b) obligations evidenced by bonds, debentures, notes, or other similar instruments, (c) obligations to pay the deferred purchase price of property or services (in any case, excluding accounts payable for amounts due in six months or less), (d) obligations of the lessee under capital leases (it being acknowledged that operating leases shall not constitute Indebtedness), (e) obligations to reimburse or prepay and bank or other person in respect of amounts paid under a letter of credit, banker’s acceptance, or similar instrument, whether drawn or not, (f) obligations to purchase securities arising in connection with the sale of the same or substantially similar securities, (g) obligations to purchase, redeem, exchange, convert, or otherwise acquire for value any of Debtor’s capital stock or any warrants, rights, or options to acquire such capital stock, except such obligations performable exclusively at Debtor’s option, (h) obligation to repurchase assets previously sold (including without limitation obligations to repurchase accounts or chattel paper under factoring or similar agreements), (i) obligations under interest rate swap, cap, collar, or similar hedging arrangements, and (j) all obligations of others of the type described in the foregoing clauses (a) through (i), inclusive, that Debtor guaranties or otherwise assures. “Permitted Debt” shall mean (i) Indebtedness of Debtor to Secured Party under the Transaction Documents, (ii) any future Indebtedness of Debtor from a lender who enters into a subordination agreement with Debtor and Secured Party reasonably acceptable to Secured Party, (iii) additional purchase money Indebtedness (including capital leases) (“PM Indebtedness”), not to exceed One Hundred Fifty Thousand Dollars ($150,000) outstanding at any time, on Equipment* acquired or held by Debtor incurred for financing the acquisition of that equipment, (iv) Indebtedness existing on the Effective Date and set forth on Schedule 7.10 hereof and any refinancings, refundings, renewals or extensions thereof, (v) unsecured Indebtedness to trade creditors incurred in the ordinary course of business, (vi) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, (vii) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business and (viii) other Indebtedness, in a principal amount which, exclusive of any other Permitted Debt expressly identified above, does not exceed One Hundred Fifty Thousand Dollars ($150,000.00) in the aggregate outstanding at any time. Prior to incurring any PM Indebtedness, Debtor shall provide fifteen (15) business days’ written notice to Secured Party providing Secured Party an option to provide such PM Indebtedness, including a description of the Equipment* to be acquired and the proposed amount of PM Indebtedness. If Secured Party provides an offer of financing, Debtor shall either accept such offer or, prior to accepting any offer from another financing party with better terms (as to interest rate, lease rate, maturity or lease term, as the case may be), shall provide Secured Party with written notice of such terms which Secured Party shall have two (2) business days from the receipt of such further notice to provide identical or better terms (as determined by the Parties in good faith) to Debtor (which Debtor shall be required to accept) or to decline or not so provide (in which case Debtor may accept such alternative offer).

7.20 Right of First Refusal. Debtor hereby agrees that if at any time Debtor or any subsidiary or Affiliate of Debtor (a “Debtor Entity”) receives from a third party an offer, term sheet or commitment, or any Debtor Entity makes a proposal substantially acceptable to or accepted by any person or entity (all of the foregoing being referred to as an “Offer”), which Offer provides for permanent financing, long term financing, short term financing, cash flow financing, working capital financing, accounts receivable financing, real estate financing, inventory or equipment financing, financing secured in whole or in part by assets (tangible or intangible) or personal property of any Debtor Entity, or sale/leaseback financing, the applicable Debtor Entity shall first forward the Offer to the Secured Party which shall have five (5) days after receipt thereof (the “Option Period”) to agree to provide similar financing in the place of such person or entity upon the terms and conditions set forth in the Offer and to notify the applicable Debtor Entity in writing of the Secured Party’s acceptance of the Offer (the “Acceptance Notice”). If Debtor has not received an Acceptance Notice within the Option Period, Debtor shall be free to consummate the transaction described in the Offer with the third party providing the Offer (the “Transaction”); provided, however, that the foregoing, and Secured Party’s failure to respond to issue an Acceptance Notice, shall not be construed as a waiver of any of the terms, covenants or conditions of this Security Agreement. In the event that the Transaction is not consummated under similar terms with such person or entity during the ninety (90) day period following the expiration of the Option Period, or any material term is changed, the applicable Debtor Entity shall not be permitted to consummate the Transaction without again complying with this Section. The right of first refusal granted to the Secured Party hereunder shall survive payment in full of all of the Lease obligations here now or in the future for a period of six (6) months following such payment.

7.21 New Subsidiaries and Investments. If at any time Debtor creates or acquires a subsidiary or any ownership interest in any other legal entity, Debtor and each such subsidiary or entity will promptly notify Secured Party of the creation or acquisition thereof and take all action as Secured Party may require, as further security for Debtor’s obligations hereunder, to (a) cause all of such subsidiary’s assets to be made subject to one or more valid, perfected, and effective first and prior lien and security interests granted in favor of Secured Party and (b) grant and pledge to Secured Party a valid, perfected, and effective first and prior lien and security interests in the stock, units, or other evidence of Debtor ownership of or in such subsidiary or other entity. Notwithstanding the foregoing, (i) no foreign subsidiary shall be required to cause its assets to be made subject to a security interest in favor of Secured Party, and (ii) no capital stock such foreign subsidiary shall be required to be pledged, in each case to the extent material adverse tax consequences to Debtor could reasonably be expected to result therefrom, it being understood and agreed that a pledge by Debtor of 66% of the capital stock of a foreign subsidiary will not cause material adverse tax consequences to Debtor.

7.22 Other Documents and Information. Debtor shall promptly submit to Security Party such other documents and information as Secured Party shall reasonably request from time to time.

8. Performance by Secured Party; Purchase Option.

8.1 At its option, Secured Party may discharge taxes, liens or other encumbrances at any time levied or placed on the Collateral, pay for insurance on the Collateral and pay for the maintenance, preservation, administration of and accounting for of the Collateral should Debtor fail to do so. Debtor agrees to reimburse Secured Party on demand for any payment so made and, until such reimbursement is made, the reasonable amount paid by Secured Party will be added to the Obligations and bear interest at the rate of fifteen percent (15%) per annum. Secured Party has no responsibility or liability as to any matter pertaining to the Collateral, and has no duty to protect, insure, or realize upon the Collateral except for those responsibilities imposed upon it by the UCC. Such care as Secured Party gives to the safekeeping of property of a like kind owned or controlled by Secured Party, or if no like kind property is owned or controlled by Secured Party, care as is customary in Debtor’s industry for like kind property, will constitute reasonable care of Collateral if and when in Secured Party’s possession. Debtor releases Secured Party from any liability for any act or omission relating to the Collateral, except for failure to exercise good faith and the above-specified reasonable care, or from willful misconduct or gross negligence.

8.2 Debtor, at its option at any time exercisable in accordance with the Stipulated Value Schedule set forth in the Lease Agreement, shall have the right to acquire, and Secured Party shall transfer to Debtor (a) all rights and interests of the Secured Party under the Lease Agreement, (b) the lessor’s reversionary interest of the Secured Party in all leased property, and (c) all other rights and interests (if any) of the Security Party under the Lease Agreement and the Transaction Documents. Without limiting the foregoing, in the event of the payment in full by Debtor of the “Stipulated Value” as so defined under the Lease Agreement, Secured Party shall transfer to Debtor (a) all rights and interests of the Secured Party under the Lease Agreement, (b) the lessor’s reversionary interest of the Secured Party in all leased property, and (c) all other rights and interests (if any) of the Secured Party under the Lease Agreement and the Transaction Documents. In connection with either such exercise of option or payment, Secured Party shall deliver such terminations relating to security interests and further evidence of transfer and termination, upon the reasonable request, and at the expense, of Debtor.

8.3 Debtor shall provide Secured Party, and/or its assigns, with the option to purchase an amount of shares equal to the (i) greater of Secured Party’s current pro-rata ownership of existing shares as if exercised and converted, on a fully diluted basis, or (ii) up to $500,000 of stock of the same class and at the same price as provided to other investors for each new respective round, if permitted by applicable law.

9. Default and Remedies.

9.1 A non-cured “Event of Default” under this Security Agreement will exist upon the occurrence and during the continuance of (a) a non-cured Event of Default under the Lease Agreement or (b) any default in the performance of any obligation under this Agreement or any Transaction Document which continues for a period of thirty (30) days after the receipt by Debtor of written notice from Secured Party; provided, that, if such default is curable and does not involve either the payment of money or the delivery of any report, information, or tangible item to Secured Party, then, so long as Debtor is diligently pursuing such cure, Debtor shall have an additional thirty (30) days within which to effect such cure (not to exceed sixty (60) days, in the aggregate for such cure period). Upon and after any such non-cured Event of Default under this Security Agreement, Secured Party may, at its option and sole discretion, do any one or more, or any combination or all, of the following:

9.1.1 Declare the entire amount of the Obligations then outstanding due and payable at once;

9.1.2 Exercise any, all, or any combination of the rights and remedies of a secured party under the UCC or other applicable law, including the right to enter any place of business of the Debtor, without legal process, and take possession of and remove, or store and protect at the place of business, and thereafter administer, account for, and collect, the Collateral;

9.1.3 Require Debtor to assemble and relinquish any Collateral, and to make it available at the place designated by Secured Party;

9.1.4 [Reserved]

9.1.5 Commence proceedings for foreclosure of this Security Agreement in the manner provided by law for the foreclosure of a real property mortgage; and

9.1.6 As secured party in possession of the Collateral, carry on the business of Debtor as a going concern.

Any requirement of reasonable notice of any disposition of the Collateral will be satisfied if such notice is mailed to the address of the Debtor designated herein at least thirty (30) days before the time of such disposition. Secured Party may dispose of Collateral without giving any warranty, express or implied, and warranties of title or otherwise may be disclaimed in any such disposition. In any disposition upon credit, Debtor will receive the benefit only of payments actually made by a purchaser and received by Secured Party. Secured Party may acquire Collateral by credit bid(s) at any disposition permitted under the UCC. Secured Party may, but has no duty to, notify and collect from any Account Debtors or other Obligors.

9.2 Secured Party will have the right at any time after any non-cured Event of Default to notify some or all of the Account Debtors of the assignment of their Accounts to Secured Party. Upon any non-cured Event of Default, Secured Party may confirm, demand, collect, receive, receipt for, sue or compromise, adjust, settle or extend the time for payment of these Accounts receivable, in its name or in the name of Debtor, upon such terms as it may determine, without providing notice to or obtaining the consent of Debtor. Nothing in this paragraph, however, will create a duty on the part of Secured Party to collect the Accounts receivable. In the event any remittance is sent by an Account Debtor to Debtor after any non-cured Event of Default, Debtor shall promptly notify Secured Party and transmit such remittance to Secured Party in the form received by Debtor. Upon the occurrence of a non-cured Event of Default, Debtor constitutes and appoints Secured Party as Debtor’s true and lawful attorney-in-fact, with full power to receive and dispose of all Account Debtor payments, to endorse Debtor’s name on all checks, notes, drafts, money orders or other forms of payment which may come into the possession of Secured Party or any other instrument or document which would facilitate the payment of any of the Accounts receivable or the perfection of Secured Party’s rights in the Collateral. Upon the occurrence of a non-cured Event of Default, the power of attorney granted herein, is irrevocable until all Obligations of Debtor to Secured Party have been fully paid and satisfied.

9.3 Upon and during the continuance of a non-cured Event of Default, the Collateral shall include any and all Intellectual Property of the Debtor, and Debtor shall do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as Secured Party may reasonably require from time to time in order to (i) grant a first priority security interest (subject to Permitted Liens) in the Intellectual Property and (ii) perfect and maintain the validity, effectiveness and priority of this Agreement and any of the liens intended to be created hereunder.

10. Nonexclusive Remedies. The remedies conferred by this Agreement are nonexclusive and cumulative of any other remedies now available or subsequently existing at law, in equity or by statute, regulation, rule or otherwise, all of which are reserved by and to Secured Party.

11. Reservation of Rights. No delay or forbearance by or on behalf of Secured Party in exercising any right, remedy, power or privilege under this Security Agreement (“Lessor’s Rights”) will operate as a waiver of any such Lessor’s Rights, nor shall any exercise or non-exercise of any particular Lessor’s Right preclude any other or further exercise of Lessor’s Rights pertaining to any current or subsequent default by Debtor. The taking of this Security Agreement will not waive or impair any other security that Secured Party may have or hereafter acquire for the payment of the Obligations nor will the taking of any such additional security waive or impair this Security Agreement. Secured Party may resort to any security it may have and apply proceeds of the Collateral in any order it may deem proper.

12. Expenses, Fees and Costs. If any Event of Default occurs, or Secured Party otherwise acts to protect its security interest in the Collateral pursuant to the terms of this Agreement, Debtor promises to pay all of the following costs and fees if incurred by or on behalf of Secured Party: (i) all reasonable expenses of retaking, holding, administering, accounting for, collecting, preparing for sale and selling of the Collateral, (ii) reasonable attorneys’ and experts’ fees and costs, (iii) all reasonable costs and expenses of collection, enforcement, interpretation or any foreclosure, whether or not suit is filed, and (iv) all costs of suit, each of which are to be determined by a court and not by a jury. “Suit” includes proceedings in courts of original, appellate and bankruptcy jurisdiction.

13. Waivers. No waiver under this Agreement is valid unless it is in writing and signed by the Party giving the waiver. A waiver of a particular matter or remedy does not waive a subsequent or similar matter or remedy. No waiver will excuse a Party from payment or the performance of its other obligations under this Agreement.

14. Attachment and Choice of Law. The Lease Agreement has been materially negotiated in the State and has been made and delivered in the State. All parties irrevocably consent and agree that the law of the State has attached to the Lease Agreement, this Agreement, and all Transaction Documents for all purposes of interpretation and enforcement thereof and this Security Agreement is governed by the laws of the State. The parties consent and submit to the nonexclusive jurisdiction of the courts of the State and the United States District Court for the District including the State, and to venue in Maricopa County, Arizona, concerning any action arising under the Lease Agreement, this Security Agreement, and any other Transaction Document, and the parties further waive any claim of forum non-conveniens or equivalent to such venue.

15. Construction. Captions and headings are for convenience and reference only and do not define, limit or affect the contents of this Security Agreement. References to “paragraphs” or “sections” refer to this Security Agreement unless stated otherwise. The terms “include” or “including” mean “without limitation by reason of enumeration.” All grammatical usage will be deemed to refer to the masculine, feminine, neuter, singular or plural as the context and identity of any person(s) may require.

16. Severability and Interpretation. The invalidity or unenforceability of any provision of this Security Agreement does not affect the other remaining provisions. This Security Agreement will be construed as if it excluded any invalid or unenforceable provision, which will be severed from this Security Agreement. Whenever possible, this Security Agreement will be interpreted so as to be valid under applicable law, and will not be construed strictly in favor of or against any particular party, including any party who drafted or prepared this Security Agreement, but instead according to its plain meaning to give effect to its intended purposes.

17. Financing Statement. If filed or recorded, this Security Agreement will also be deemed to be a UCC Financing Statement, a collateral assignment, grant or conveyance; and notice of assignment, deed of trust, mortgage or hypothecation.

18. Notices. Except as otherwise required by law, all notices under this Agreement will be in writing. Notices are deemed given and received (a) when personally delivered, (b) when received by facsimile or by overnight courier service, or (c) on the fourth Business Day after mailing by certified or registered U.S. Mail, postage prepaid, return receipt requested. Notices will be addressed as follows:

To Debtor:	MagneGas, Inc.
Attn: Chief Financial Officer
11885 44th Street North
Clearwater, Florida 33762

To Secured Party:	Point Financial, Inc.
Attn: President
3318 East Kachina Drive
Phoenix, Arizona 85044

(or at any other address designated in a notice given by a Party to change its address). Rejection or refusal to accept, or the inability to deliver because of change in address as to which no notification has been given, will be deemed to constitute receipt if given as provided above.

19. Waiver of Jury Trial. Any lawsuit concerning this Agreement will be tried by the court, AND THE PARTIES EACH IRREVOCABLY AND EXPRESSLY WAIVE ALL RIGHTS TO ANY TRIAL BY A JURY (ADVISORY OR OTHERWISE).

20. Modification. This Agreement may be amended only by a written document signed by all the Parties.

21. Time. TIME IS OF THE ESSENCE FOR THE PERFORMANCE OF EACH PROVISION OF THIS AGREEMENT. If this Agreement requires any action to be performed on a date, which is not a “Business Day” (a Saturday, Sunday or a state or federal legal holiday), such action will be validly performed on the next succeeding Business Day.

22. Parties Bound. “Debtor” includes the undersigned (individually or collectively) and all successors, assigns and personal or legal representatives, jointly and severally. “Secured Party” means such Party and its successors and assigns. Neither party may assign this Security Agreement or any other Transaction Documents except in connection with an assignment of the Lease Agreement, and in accordance with the assignment provisions of the Lease Agreement.

23. No Third Party Beneficiary. This Agreement is solely for the benefit of the Parties (and any successors and permitted assigns) and does not confer any rights or remedies on any other persons.

24. Counterparts. This Agreement may be executed in identical counterparts, each of which upon execution shall be deemed an original, but all of which together will constitute one document. Partially executed signature or acknowledgment pages of any one counterpart may be combined with any other partially executed counterpart to constitute a fully executed original Agreement. Facsimiles of executed signature pages are effective as original signatures.

25. Incorporation of Recitals and Exhibits. The Debtor’s Representations and all attached Exhibits and Schedules are incorporated as part of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Security Agreement as of the date first written above.

DEBTOR:	SECURED PARTY:

MagneGas Corporation,	Point Financial, Inc.,
a Delaware corporation	an Arizona corporation

Ermanno Santilli, CEO	Michael J. O’Malley, President

Signature page to General Security Agreement

SCHEDULE 1 TO SECURITY AGREEMENT

SCHEDULE 2 TO SECURITY AGREEMENT